Exhibit 10.u

FIRST BANCORP
2007 EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), made effective as of ____________, _____ (the “Grant Date”), is by and between _____________________ (the “Participant”) and First Bancorp (the “Company”).

BACKGROUND STATEMENT

The Company maintains the First Bancorp 2007 Equity Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Compensation Committee of the Company’s Board of Directors, which administers the Plan (the “Committee”), to receive the Awards specified in this Agreement pursuant to the Plan.  On the Grant Date, the Participant was granted the Awards described herein under the Plan and to be evidenced by this Agreement, which may be physically executed and delivered after the Grant Date.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.     Grant of Restricted Stock Award.  Pursuant to the Plan, the Company hereby grants to the Participant, as of the Grant Date, a Restricted Stock Award (the “Award”) for ____________ Shares of Company Stock (the “Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.  The Award and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.     Restriction Period.

(a)         Subject to earlier vesting or forfeiture as hereinafter provided, the Awards shall vest as follows:

[Vesting Schedule]

(b)         The Committee has sole authority to determine whether and to what degree the Award has vested.

3. Forfeiture of Award.  Except as may be otherwise provided in the Plan, in the event of the Participant’s Termination, if the Participant has not yet earned all or part of the Award pursuant to Section 2, then the Award, to the extent not earned as of the date of Participant’s Termination, shall be forfeited immediately upon such Termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying that portion of the Award that has not yet been earned and vested. The Participant expressly acknowledges and agrees that Participant’s Termination shall result in forfeiture of the Award and the Shares to the extent the Award has not been earned and vested as of the date of his or her Termination.

4.     Settlement of Award.  The Award shall be  payable in whole shares of Company Stock.

5.     Nontransferability of Award and Shares.  The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary does not constitute a transfer. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until the Restriction Period has expired and all conditions to vesting and transfer have been met.

6.     Beneficiary Designation.  Each Participant may name a beneficiary or beneficiaries to receive any vested Award that is unpaid at the Participant’s death.  Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee.  If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate.  The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

7.     Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, which shall have all powers with respect to this Agreement as it has with respect to the Plan (to the fullest extent permitted by the Plan).  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

8.     Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which is attached hereto.  This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  If and to the extent of a conflict between this Agreement and the terms of the Plan, the terms of the Plan will govern.

9.     No Right to Employment.  None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of any Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain the Participant in the employ of, or continue the provision of services to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee for any period of time or at any particular rate of compensation.

10.    Certificates for Shares; Rights as Shareholder.  The Shares underlying the Award will be represented in a book entry account in the name of the Participant. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Shares and shall have all other Shareholder rights, with the exception that (i) unless otherwise provided by the Committee, if any dividends are paid with respect to the Shares in shares of Company Stock, those shares will be subject to the same restrictions as the Shares, (ii) the Participant will not be entitled to delivery of any stock certificate evidencing the Shares underlying the Award during the Restriction Period, (iii) the Company will retain custody of the Shares underlying the Award during the Restriction Period, and (iv) a breach of a restriction or a breach of the terms and conditions of this Agreement or the Plan will cause a forfeiture of the Award.

11.    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant of the Award and delivery of the Shares. With respect to withholding required upon any taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

12.    Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first-class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s corporate headquarters.

13.    Amendment.  Subject to the terms of the Plan, this Agreement may be amended or modified by (i) unilateral action of the Committee or (ii) written agreement of the Participant and the Company, in each case without the consent of any other person.

14.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

15.    Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.        Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17.    EESA Limitations.  The Company has participated in the Capital Purchase Program (the “Program”) established by the U.S. Department of the Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”).  Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and understands that this Agreement shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder, including where applicable vesting and/or transferability, shall be liited, deferred, forfeited and/or subject to repayment to the Company in accordance with EESA, as amended from time to time, to the extent legally applicable with respect to the participant, as determined by the Committee in its discretion, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, effective as of the Grant Date.

Participant:

Print Name:

FIRST BANCORP

By:
Its: